Exhibit 10.1

EMPLOYMENT AGREEMENT

             This AGREEMENT is made this 24th day of June, 1998, by and between VYSIS, INC., a corporation formed and existing under the laws of the State of Delaware, with its principal place of business at 3100 Woodcreek Drive, Downers Grove, IL 60515 (hereinafter referred to as the "Employer"), and PAUL STEUPERAERT, an individual residing at Les Regourdes, Le Faget, F-31460, Caraman, France (hereinafter referred to as the "Employee").

RECITALS

             WHEREAS, Employer wishes to employ Employee as the executive in charge of Employer's European operations; and

             WHEREAS, Employee has obtained a termination of his employment agreement with PILLING CO., effective as of August 31, 1998, and wishes to accept employment with Employer on the terms herein

             NOW, THEREFORE, the parties hereto agree as follows:

             1.          Employment.     The Employer agrees to employ the Employee as an executive. Employee agrees to accept employment as an executive and to serve as the Employer's President European Operations, an elected officer position, and to serve as a Director of each of the Employer's wholly-owned subsidiaries:  Vysis (UK) Ltd., Vysis GmbH and Vysis SARL.

             2.          Duties.

                           2.1        The Employee agrees that his powers and duties shall be determined pursuant to the guidelines of this agreement by the Employer's President and Chief Executive Officer. Employee further agrees that he shall serve as an officer of the Employer and as director and officer of any of its subsidiaries and affiliates and shall perform duties customarily incident to such offices and all other duties the President and Chief Executive Officer may periodically assign to him.

                           2.2        The Employee agrees to devote his best efforts and his entire time, skill, attention and energies to the performance of his duties under this Agreement, and shall not, during the term of this Agreement, engage in any other business activity, regardless of whether such activity is pursued for gain or profit. Notwithstanding the foregoing, Employer is aware that Employee serves as a member (non-remunerated) of the Board of Directors of the companies Huck-Occitania s.a., Occitania Services s.a., Groupe Occitania and SCI Les Regourdes, S.C.I. La Poussaraque, Igrec s.a., Archibald s.a., Pōle Sud s.a., Monark n.v. and does not object to Employee serving in said capacity with said companies. The Employee, however, may invest his assets in other companies so long as they do not require the Employee's services in the operation of their affairs.

             3.          Term.     The term of this Agreement shall commence on September 1, 1998, and shall terminate on August 31, 2003, unless terminated earlier pursuant to Sections 14 & 15 hereof. This Agreement may be automatically extended for an additional twelve (12) months upon Employer giving Employee twelve (12) months written notice prior to August 31, 2003, unless within three (3) months after such notice Employee provides written notice to Employer that Employee does not agree to have an additional twelve (12) month period added to the remaining term of this Agreement.

             4.          Base Salary.

                           4.1        For all services rendered by the Employee under this Agreement, the Employer shall pay to the Employee an annual base salary which shall be at least equal to One Million Two Hundred Thousand French Francs (1,200,000 FF).

                           4.2        If the Employee dies during the term of his employment, the Employer shall pay to the estate of the Employee any compensation which would otherwise be payable to the Employee under this Agreement up to the end of the month in which his death occurs, such compensation to be payable at such times as it would have been paid had the Employee not died.

                           4.3        On each yearly anniversary date of this Agreement, the annual base salary of the Employee shall be reviewed by the Employer's President and Chief Executive Officer to determine what increase, if any, in the Employee's annual salary should be made for the succeeding twelve (12) months. The Employer's President and Chief Executive Officer will make recommendations to the Employer's Board of Directors in this regard; provided, however:  (i) that such recommendation shall be non-binding, and the Board of Directors shall retain the sole, exclusive, absolute and unfettered discretion to accept or reject the recommendations and to set the Employee's salary for the succeeding twelve (12)-month period, and (ii) that said salary shall not be reduced below the annual base salary the Employee received for the preceeding twelve (12) months.

             5.          Stock Incentive Plans.     The Employer plans to seek approval from its Shareholders for establishing a 1998 Stock Incentive Plan. Upon approval of the 1998 Plan, the Employer's President and Chief Executive Officer will recommend to the Employer's Board of Directors that Employee receive a stock option grant under the 1998 Plan in an amount recommended by the President and Chief Executive Officer. The Employee's participation in the 1998 Plan, if approved, and in any other incentive, profit-sharing or bonus plan, stock option plan or pension plan of the Employer shall be in such an amount and upon such terms and conditions which: (i) are recommended by the Employer's President and Chief Executive Officer and (ii) are approved by the Employer's Board of Directors in their absolute discretion.

             6.          Reimbursement of Expenses.     Subject to compliance with the Employer's Expense Reimbursement Policy and such conditions as the President and Chief Executive Officer of the Employer may from time to time determine, the Employer will reimburse the Employee, upon presentation of vouchers or invoices, for reasonable expenses incurred by the Employee in the performance of his duties in carrying out the terms of this Agreement, including expenses for such items as travel and hotel.

             7.          Working Facilities.     The Employer shall furnish the Employee with such facilities and services that are suitable to his position and adequate for the performance of his duties.

             8.          Location.     Initially, the Employee's primary place of employment will be maintained at a location mutually agreeable to both parties. However, the Employee's permanent primary place of employment will be determined in a European Operations Strategic Study to be completed later in 1998. The Employer acknowledges that Employee may retain his principal residence in Toulouse area and that Employee may commute, at his expense, from Toulouse to his primary employment location.

             9.          Automobile.     The Employer recognizes the Employee's need for an automobile for business purposes. It, therefore, shall provide the Employee with an automobile including all related maintenance, repairs, insurance and other costs, under the automobile lease program maintained by the Employer's Vysis SARL subsidiary.

             10.        Disability.

                           10.1      For purposes of this Agreement, "permanent disability" means the Employee's inability as a result of illness, incapacity or disease to perform any of his duties as set forth herein, with no reasonable expectation, in the judgment of the Employer's President and Chief Executive Officer, based upon competent medical advice, that the Employee will be able to resume the performance of his duties. If the Employee becomes, and continues to be, permanently disabled, the Employer shall continue to pay to the Employee the annual base salary he is then receiving and the Employee shall continue to be eligible for all fringe benefit programs in which he is then participating, for a period of six (6) months following the commencement of such permanent disability. Thereafter, if such permanent disability continues, this Agreement shall terminate.

                           10.2      The Employer shall provide the Employee with long-term disability benefits, commencing no later than the expiration of the six (6)-month period from the onset of the permanent and total disability (as determined under Section 10.1) which, when added to any other Employer-provided disability benefits payable to the Employee (from social security, workmen's compensation or otherwise), shall be at least equal to fifty percent (50%) of the Employee's then-existing annual base salary for the duration of the disability. Notwithstanding the foregoing, the Employer's obligation to provide benefits pursuant to this subparagraph shall be limited to those benefits that can be purchased at a rate not greater than Five Dollars per One Hundred Dollars of insurance coverage.

             11.        Participation in Employer-Provided Employee Benefits.     The Employee shall be entitled to receive benefits under the employee benefit plans maintained for employees of Vysis SARL, including, but not by way of limitation, short-term disability insurance, medical benefits, travel and accident insurance, dental insurance, vision care and tuition reimbursement, provided that Employee will not receive any grant under the Employer's 1996 Stock Incentive Plan. Nothing in this Agreement shall in any manner modify, impair or offset the existing or future rights or interest of the Employee to receive any employee benefits, including but not by way of limitation, short-term disability insurance, medical benefits, travel and accident insurance, dental insurance, vision care, tuition reimbursement, to which he would otherwise be entitled.

             12.        Rights of Employee under Change in control of Employer.

                           12.1      In the event of a change in control (as hereinafter defined) of the Employer which results in a significant impact (as hereinafter defined) on Employee, the Employee shall be entitled to the following payments and benefits, which shall be paid to Employee within thirty (30) days after the date of occurrence of the significant impact on Employee:

                                        (i)  All amounts then due and payable to the Employee at the time of the change in control, whether for accrued salary, bonus, reimbursement of expenses or otherwise.

                                        (ii)  An amount equal to the greater of the Employee's base salary for the remainder of the term of this
                           Agreement or for a period of twelve (12) months.

                                        (iii)  Employer shall continue to furnish Employee with all "fringe benefits" (including, but not limited to, life and medical insurance benefits for Employee and his or her dependents) received by Employee prior to the change in control for a period of eighteen (18) months following the date of termination. In lieu of any such benefits, Employer may periodically pay to Employee the reasonable cost to Employee of purchasing any of such benefits from sources other than Employer, provided that if any of such benefits were not taxable to Employee during the term of his or her employment, Employer shall also reimburse Employee for the federal income taxes payable on the receipt of such benefits or cost thereof after the change in control. Employee's rights to such fringe benefits or payments in lieu thereof as provided herein shall be reduced to the extent that comparable fringe benefits shall be supplied to Employee by a subsequent employer.

                           12.2      Employee shall be entitled to all payments under this Section 12 without obligation to seek or accept other employment or in any other manner mitigating any damages which he may sustain as the result of the change in control.

                           12.3      "Change in control" shall include the following:

                                        (i)  the sale of substantially all of the Employer's assets;

                                        (ii)  the sale, exchange or other disposition of at least two-thirds (2/3) of the outstanding corporate shares of the Employer; or

                                        (iii)  the merger or consolidation of the Employer in a transaction in which the Employer's shareholders receive less than fifty-one percent (51%) of the outstanding voting shares of the new or continuing corporation; or

                                        (iv)  the Employer decides to terminate its business or liquidate its assets.

                           12.4      "Significant impact on Employee" shall include the following:

                                        (i)  elimination of Employee's position, or

                                        (ii)  a material reduction in the scope or responsibility of Employee's job responsibilities, or

                                        (iii)  a change in Employee's primary place of employment.

             13.        Indemnification.

                           13.1      Third Party Actions.     If the Employee is made a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the Employer), by reason of the fact that the Employee is or was an employee or agent of the Employer, or is or was serving at the request of the Employer as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, the Employer shall indemnify the Employee against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Employee in connection with the action or proceeding if the Employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Employer and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, the Employer shall indemnify Employee in connection with any action or proceeding initiated by Employee only if such action or proceeding was authorized by the Employer's Board of Directors. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Employee did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Employer and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

                           13.2      Derivative Actions.     If the Employee is made a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Employer to procure a judgment in its favor by reason of the fact that the Employee is or was an employee or agent of the Employer or is or was serving at the request of the Employer as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, the Employer shall indemnify the Employee against expenses (including attorneys' fees) actually and reasonably incurred by the Employee in connection with the defense or settlement of the action if the Employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Employer. Indemnification shall not be made under this Section in respect of any claim, issue or matter as to which the Employee has been adjudged to be liable to the Employer unless and only to the extent that the court in which the action was brought, or any other court of competent jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the Employee is fairly and reasonably entitled to indemnity for the expenses that such court deems proper.

             14.        Termination.

                           14.1      Nothing in this Agreement shall be construed to prevent termination by the Employer of the Employee's employment under this Agreement upon the occurrence of any of the following events:

                                        (i)  Any material breach by the Employee of any of his obligations under this Agreement which is not cured within thirty (30) days after the Employee's receipt of written notification from the Employer of such breach;

                                        (ii)  the inability of the Employee to perform his usual duties under this Agreement because of permanent disability as defined in Section 10.1;

                                        (iii)  the conviction of the Employee for a felony or the commission of a fraudulent act by the Employee against the Employer.

                           14.2      Employee, at his option, may terminate this Agreement in the event of any material breach by the Employer of any of its obligations owed to Employee under this Agreement. Employee's right to terminate shall not become effective if the material breach by Employer or the other parties is cured within thirty (30) days after receipt of written notification of same from Employee.

             15.        Payment Upon Early Termination of Agreement.     In the case of termination of this Agreement by the Employer, for any reason other than those set forth in Section 14.1, the Employer shall pay to the Employee, notwithstanding any other provision of this Agreement, as additional compensation an amount equal to twenty-four (24) months of the average monthly salary received by the Employee during the last three (3) months preceding the termination of the Agreement; said additional compensation shall be in lieu of any other indemnification to which Employee may have been otherwise entitled. Said additional compensation shall be reduced by applicable withholding.

             16.        Restrictive Covenant.     During the employment term of this Agreement and during the first twelve (12) months of the period during which the Employee receives the additional compensation provided for in Section 15, Employee shall not be an officer, director, shareholder or Employee of a corporation, nor the owner of any business, nor a member of a partnership, which conducts any business in competition with the Employer. If Employee breaches this provision, this Agreement shall immediately terminate, and in such event, the Employee shall immediately forfeit all rights to any additional compensation due him.

             17.        Assignment.     The Employee shall have no right to exchange, convert, encumber or dispose of his rights to receive benefits and payments under this Agreement, which payments, benefits and rights thereto are non-assignable and non-transferable. In the event of any attempted assignment or transfer, the Employee shall forfeit his rights to receive any payments or benefits, and the Employer shall have no further liability under this Agreement.

             18.        Entire Agreement.     This Agreement constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements between them respecting such subject matter.

             19.        Headings.     The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

             20.        Severability.     If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect any other provision hereof. Such provision and the remainder of this Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

             21.        Manner of Giving Notice.

                           21.1      Whenever written notice, consent, demand or other communication is required to be given to any person pursuant to the terms of this Agreement, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, by facsimile, or courier service, charges prepaid, to the address or telephone numbers specified below. If the notice is sent by mail, facsimile or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or courier service for delivery to that person, or in the case of facsimile, when dispatched:

If to the Employer, to:	Vysis, Inc.
3100 Woodcreek Drive
Downers Grove, IL 60515
Phone: (630) 271-7070
Facsimile: (630) 271-7078
Attention: John L. Bishop, President & CEO

If to the Employee, to:	Paul Steuperaert
Les Regourdes
Le Faget
F-31460
FRANCE
Phone: 9-011(33)(56)183-7989
Facsimile: 9-011(33)(56)218-8396

                           21.2      Notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

             22.        Counterparts and Multiples.     This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed an original, and all such counterparts, when taken together, shall constitute but one and the same instrument.

             23.        Waivers and Modifications.     No waiver shall be deemed to be made by any party hereto or any of the rights of a party hereto unless the same shall be in writing, and this Agreement shall not be changed or modified in any respect, except in writing signed by the parties hereof.

             24.        Waiver of Breach.     Any waiver by either party hereto of the breach of any of the terms of this Agreement by the other party hereto shall not operate as or be construed as a waiver of any subsequent breach.

             25.        Survival.     All representations, warranties, covenants, conditions and agreements, whether expressed herein or as a part of the recitals hereto or as part of the attachments hereto, of the parties hereto contained in this Agreement shall survive execution of this Agreement.

             26.        Successors and Assigns.     This Agreement binds, inures to the benefit of, and is enforceable by the Employee and by the Employer and its successors and assigns, and does not confer any rights on any other persons or entities.

             27.        Governing Law.     This Agreement shall be governed by and enforced in accordance with the substantive and procedural law of the State of Illinois. The parties consent and agree that all disputes arising in connection with this Agreement shall be settled under the rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitration shall take place in Paris, France. Each party agrees that service upon it in any such action or proceeding may be made by air mail, certified or registered, to its address as set forth in this Agreement. Each party agrees to pay its own legal expense in connection with any dispute.

             28.        Amendments.     This Agreement may be amended and supplemented only by a written instrument duly executed by both parties.

             IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement on the date first above written.

ATTEST:	VYSIS, INC. (EMPLOYER)

/s/ W.E. MURRAY	By:	/s/ John L. Bishop

Secretary		John L. Bishop, President & CEO

WITNESS:	EMPLOYEE:

/s/ [ILLEGIBLE]	By:	/s/ Paul Steuperaert

Paul Steuperaert